Exhibit 99.1

CONSOL Energy Reports Third Quarter Results;
Utica Shale Production Increased by 45% Quarter-Over-Quarter;
E&P Division Operating Costs Were Lowered to $2.26 Per Mcfe;
Closed on Asset Sales Totaling $427 Million Year-To-Date

PITTSBURGH (October 31, 2017) - CONSOL Energy Inc. (NYSE: CNX) reported net cash provided by operating activities in the just-ended quarter of $178 million, compared to $163 million in the year-earlier quarter, which included $5 million of net cash used in discontinued operating activities. The company reported a net loss attributable to CONSOL Energy shareholders of $26 million, or a loss of $0.11 per diluted share, compared to net income attributable to CONSOL Energy shareholders of $25 million, or earnings of $0.11 per diluted share, in the third quarter of 2016.

Earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization (EBITDA) from continuing operations1 were $190 million for the 2017 third quarter, compared to $314 million in the year-earlier quarter.

On a GAAP basis, the third quarter earnings included the following pre-tax items attributable to continuing operations:

•	Recorded $30 million in gains on assets sales; and

•	Recorded a $2 million unrealized gain on commodity derivative instruments, related to changes in the fair market value of existing hedges on a mark-to-market basis

After adjusting for certain items, which are described in the footnote to the EBITDA reconciliation table, the company had an adjusted net loss attributable to CONSOL Energy Shareholders1 in the 2017 third quarter of $36 million, or a loss of $0.15 per diluted share. Adjusted EBITDA from continuing operations1 was $168 million for the 2017 third quarter, compared to $158 million in the year-earlier quarter.

"The company has been hard at work during the quarter finalizing the process to separate the gas and coal businesses and recently filed an amended Form 10," commented Nicholas J. DeIuliis, president and CEO. "Our strategic goal of creating two successful, separately-traded, pure play entities is expected to be complete in the coming weeks, and as indicated by the press release this morning, the record and distribution dates have been set for November 15, 2017 and November 28, 2017, respectively. Both of the teams are executing at peak performance; respective company financials and balance sheets are strong; and the future looks bright for both the gas business, which will be renamed CNX Resources Corporation after the separation, and the coal business, which will be renamed CONSOL Energy Inc. after the separation. This is truly a historic time for our company, and once the separation is completed, we are looking forward to focusing 100% of our time and energy on our core operations: as an industry leading pure play Appalachian E&P company. Going into year-end, not only will our businesses be separated, but our E&P operations will be growing substantially, and we will continue to opportunistically buy back shares.”

“During the quarter, we had strong operational execution, and we finished slightly above our previously stated production guidance for the third quarter," continued Mr. DeIuliis. "This implies that we expect fourth quarter volumes to be a little over 120 Bcfe based on the midpoint of our full year 2017 production guidance range of 405-415 Bcfe. Our program is heavily weighted in the fourth quarter, and our turn-in-line (TIL) schedule peaks in November. This will help drive an estimated exit rate for the year of around 1.4 Bcfe per day, which will set us up to achieve our 2018 production guidance of 520-550 Bcfe. Also, this production ramp is expected to correspondingly ramp EBITDA higher over the coming quarters, which will naturally de-lever the balance sheet further and help us quickly reach our targeted pro forma net debt to EBITDA leverage ratio of around 2.5x.”

Exhibit 99.1

During the third quarter, CONSOL Energy received approximately $82 million in proceeds from asset sales, which included the sale of non-core Marcellus Shale acres in Allegheny, Westmoreland, Washington, and Greene counties, Pennsylvania, for approximately $55 million and surface acres and other miscellaneous non-core assets for approximately $27 million. Including these recent transactions, CONSOL Energy has closed on asset sales totaling $427 million year-to-date. The company continues to pursue the sale of various non-core assets, including its Virginia coalbed methane project area and scattered Marcellus and Utica acres. Despite already being within the full year 2017 asset sale guidance range of $400-$600 million, the company believes that it could enter into agreements for some of these additional asset sale transactions in the fourth quarter.

During the quarter, CONSOL Energy generated approximately $94 million in free cash flow1, which included proceeds from sales of assets. In addition to the $286 million of cash on the balance sheet as of the end of the quarter, as part of the spin-off transaction, CONSOL expects to receive a cash distribution from CoalCo of approximately $425 million, net of fees, which the company will use to achieve its targeted leverage ratio. Following the end of the quarter and through October 30, 2017, the company utilized a portion of the $286 million of cash on the balance sheet to repurchase $81 million of its common stock through a Rule 10b5-1 plan under the one-year share repurchase program of up to $450 million, which was recently increased from the original $200 million program.

1The terms "adjusted net (loss) income attributable to CONSOL Energy Shareholders," "EBITDA from continuing operations," and "adjusted EBITDA from continuing operations" are non-GAAP financial measures, which are defined and reconciled to the GAAP net income below, under the caption “Non-GAAP Financial Measures." The terms "free cash flow," and "organic free cash flow from continuing operations" are non-GAAP financial measures, which are defined and reconciled to the GAAP Net Cash Provided by Operating Activities, also under the caption “Non-GAAP Financial Measures."

E&P Division:

During the third quarter of 2017, CONSOL's E&P Division sold 101.0 Bcfe, or an increase of 5% from the 96.4 Bcfe sold in the year-earlier quarter, driven primarily from Marcellus Shale volumes. Total quarterly production costs decreased to $2.26 per Mcfe, compared to the year-earlier quarter of $2.36 per Mcfe, driven primarily by reductions in operating expense, non-income based taxes and depreciation, depletion and amortization (DD&A). E&P Division capital expenditures increased in the third quarter to $148 million, compared to $49 million spent in year-earlier quarter.

Marcellus Shale production volumes, including liquids, in the 2017 third quarter were 60.4 Bcfe, approximately 17% higher than the 51.8 Bcfe produced in the 2016 third quarter. The increased production is due to 16 new Marcellus Shale wells coming on line during the quarter. Marcellus total production costs were $2.20 per Mcfe in the just-ended quarter, which is a $0.13 per Mcfe improvement from the third quarter of 2016 of $2.33 per Mcfe, driven by reductions to depreciation, depletion and amortization (DD&A) and production, ad valorem and other fees. The decrease in DD&A is primarily driven by increased reserves.

CONSOL Energy's Utica Shale production volumes, including liquids, in the 2017 third quarter were 20.1 Bcfe, down approximately 11% from 22.5 Bcfe in the year-earlier quarter, which is due to natural production declines in the Ohio wet Utica Shale area. Utica Shale total production costs were $1.91 per Mcfe in the just-ended quarter, which is a $0.10 per Mcfe increase from the third quarter of 2016 total production costs of $1.81 per Mcfe. The cost increase was driven by lower Utica Shale volumes resulting in increased lease operating expense (LOE). Also, Utica Shale DD&A rates increased, in part, due to higher capital costs associated with the initial dry Utica delineation wells in Pennsylvania. These cost increases were partially offset by a decrease in taxes due to an adjustment related to a non-operated area. Despite the year-over-year production decline, quarterly Utica Shale volumes grew 45% from the second quarter of 2017. This quarter-over-quarter growth was driven by Monroe County, Ohio, dry Utica Shale volumes, which grew 476% in the third quarter to 9.8 Bcf, compared to 1.7 Bcf from the second quarter of 2017. For the fourth quarter of 2017, the company expects further growth in Utica Shale volumes to approximately 33.4 Bcfe, or an increase of approximately 66%, compared to the third quarter of 2017. The fourth quarter growth will also be driven by Monroe County, Ohio, dry Utica Shale volumes, which the company expects to increase approximately 125% to approximately 22.0 Bcfe, compared to the third quarter of 2017. With the continued ramp in Monroe County, Ohio, volumes through the remainder of the year, the company expects Utica Shale total production costs to improve to approximately $1.70 per Mcfe in the fourth quarter of 2017.

E&P Division Third Quarter Operations Summary:
In the quarter, CONSOL operated two horizontal rigs and drilled six Greene County, Pennsylvania, Marcellus Shale wells and four Monroe County, Ohio, dry Utica Shale wells. The Marcellus and Utica Shale laterals averaged 9,576 feet and 9,007 feet, respectively. The company averaged 17 days to drill the Marcellus Shale wells, which included two wells that the company drilled in less than 14 days. For the Utica Shale wells, the company averaged 17.4 drilling days, which is a 2% improvement when compared to the second quarter of 2017 and a 10% improvement, compared to the first quarter of 2017.

The company utilized three frac crews and completed 21 wells in the third quarter: five Marcellus Shale wells located in Tyler County, West Virginia; seven Marcellus Shale wells located in Ritchie County, West Virginia; and nine dry Utica Shale wells located in Monroe County, Ohio.

During the quarter, CONSOL turned-in-line 29 wells: seven Marcellus Shale wells located in Ritchie County, West Virginia; four Marcellus Shale wells located in Tyler County, West Virginia; five Marcellus Shale wells and one Burkett Shale well located in Washington County, Pennsylvania; and 12 dry Utica Shale wells in Monroe County, Ohio. The company is on schedule to TIL 15 wells in the fourth quarter of 2017, including its Aikens 5J and 5M dry Utica Shale wells in Westmoreland County, Pennsylvania.

In the quarter, CONSOL Energy continued to improve production and capital efficiency performance in two core areas: the Morris Marcellus Shale field in Greene County, PA, and the Switz Utica Shale field in Monroe County, Ohio. Compared to legacy results, CONSOL Energy increased the estimated ultimate recovery (EUR) and capital efficiency in the Morris Marcellus Shale field by 77% and 311%, respectively. Similarly, the company achieved performance results in the Switz Utica Shale field by increasing EURs and capital efficiency by 38% and 258%, respectively. The company delivered these results through drilling and completion (D&C) advancements and reservoir optimization initiatives. Reservoir modeling advancements have driven increased sand loading in each area by 40%-150%, compared to previous designs. Extended laterals combined with increased proppant loading, azimuth optimization, diversion technology, and perforation efficiency have been the key drivers in yielding superior results.

E&P DIVISION RESULTS — Quarter-to-Quarter Comparison

	Quarter		Quarter		Quarter
	Ended		Ended		Ended
	September 30, 2017		September 30, 2016		June 30, 2017
Sales - Gas	$196.3		$170.7		$233.7
Sales - Oil	0.6		0.6		1.1
Sales - NGLs	33.2		27.1		21.6
Sales - Condensate	4.3		7.5		3.9
Total Sales Revenue ($ MM)	$234.4		$205.9		$260.3
Gain (Loss) on Commodity Derivative Instruments - Cash Settlement	17.7		38.6		(32.3)
Total Revenue	$252.1		$244.5		$228.0

Earnings Before Income Tax ($ MM)	$20.2		$161.1		$227.4
Adjusted Earnings (Loss) Before Income Tax ($MM)	$12.3	[1]	$6.4	[2]	$5.7	[3]
Capital Expenditures ($ MM)	$147.5		$48.7		$142.3
1Adjusted earnings before income tax for the E&P Division of $12.3 million for the three months ended September 30, 2017 is calculated as GAAP earnings before income tax of $20.2 million less total pre-tax adjustments of $7.9 million. The $7.9 million of adjustments are $1.5 million of pre-tax gain related to the unrealized gain on commodity derivative instruments, $11.6 million of pre-tax gains on asset sales, a pre-tax charge of $4.8 million related to stock-based compensation and a pre-tax charge of $0.4 million related to severance expense.
2Adjusted earnings before income tax for the E&P Division of $6.4 million for the three months ended September 30, 2016 is calculated as GAAP earnings before income tax of $161.1 million less total pre-tax adjustments of $154.7 million. The $154.7 million adjustment includes a $159.6 million pre-tax gain related to the unrealized gain on commodity derivative instruments, a pre-tax charge of $4.8 million related to stock-based compensation and a pre-tax loss of $0.1 million related to severance expense.
3Adjusted earnings before income tax for the E&P Division of $5.7 million for the three months ended June 30, 2017 is calculated as GAAP earnings before income tax of $227.4 million less total pre-tax adjustments of $221.7 million. The $221.7 million of adjustments are $116.0 million of pre-tax gain related to the unrealized gain on commodity derivative instruments, $126.7 million of pre-tax gains on asset sales, a pre-tax loss related to $16.9 million in lease expirations and a pre-tax charge of $4.1 million related to stock-based compensation.

CONSOL's E&P Division production in the quarter came from the following categories:

	Quarter	Quarter		Quarter
	Ended	Ended		Ended
	September 30, 2017	September 30, 2016	% Increase/(Decrease)	June 30, 2017	% Increase/(Decrease)
GAS
Marcellus Sales Volumes (Bcf)[1]	52.1	43.0	21.2%	51.1	2.0%
Utica Sales Volumes (Bcf)	17.5	17.7	(1.1)%	10.7	63.6%
CBM Sales Volumes (Bcf)	16.2	17.0	(4.7)%	16.5	(1.8)%
Other Sales Volumes (Bcf)[2]	4.2	5.1	(17.6)%	4.9	(14.3)%

LIQUIDS[3]
NGLs Sales Volumes (Bcfe)	10.3	12.3	(16.3)%	8.1	27.2%
Oil Sales Volumes (Bcfe)	0.1	0.1	—%	0.2	(50.0)%
Condensate Sales Volumes (Bcfe)	0.6	1.2	(50.0)%	0.7	(14.3)%

TOTAL	101.0	96.4	4.8%	92.2	9.5%

Average Daily Production (MMcfe)	1,098.1	1,047.7		1,013.4
1In the quarter ended June 30 2017, the company sold approximately 3.0 Bcfe of production related to the net developed acres located in Doddridge and Wetzel counties, West Virginia, and the production was retroactive from January 1, 2017 through May 31, 2017.
2Other Sales Volumes: primarily related to shallow oil and gas production.
3NGLs, Oil and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas, which is not indicative of the relationship of oil, NGLs, condensate, and natural gas prices.

E&P PRICE AND COST DATA PER MCFE — Quarter-to-Quarter Comparison:

	Quarter	Quarter	Quarter
	Ended	Ended	Ended
(Per Mcfe)	September 30, 2017	September 30, 2016	June 30, 2017
Average Sales Price - Gas	$2.18	$2.06	$2.81
Average Gain (Loss) on Commodity Derivative Instruments - Cash Settlement- Gas	$0.20	$0.47	$(0.39)
Average Sales Price - Oil*	$6.99	$7.01	$8.03
Average Sales Price - NGLs*	$3.22	$2.19	$2.66
Average Sales Price - Condensate*	$6.89	$6.21	$5.69

Average Sales Price - Total Company	$2.50	$2.54	$2.47

Lease Operating Expense	$0.22	$0.23	$0.23
Production, Ad Valorem, and Other Fees	0.06	0.10	0.05
Transportation, Gathering and Compression	0.98	0.98	0.94
Depreciation, Depletion and Amortization (DD&A)	1.00	1.05	0.98
Total Production Costs	$2.26	$2.36	$2.20
Margin	$0.24	$0.18	$0.27

Addback: DD&A	$1.00	$1.05	$0.98
Margin, before DD&A	$1.24	$1.23	$1.25
*Oil, NGLs, and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas, which is not indicative of the relationship of oil, NGLs, condensate, and natural gas prices.
Note: "Total Production Costs" excludes Selling, General, and Administration and Other Corporate Expenses.

The average sales price of $2.50 per Mcfe, when combined with unit costs of $2.26 per Mcfe, resulted in a margin of $0.24 per Mcfe. This was an increase when compared to the year-earlier quarter, due to improvements in total production costs, partially offset by a reduction in average sales price.

Marketing Update:
For the third quarter of 2017, CONSOL's average sales price for natural gas, natural gas liquids (NGLs), oil, and condensate was $2.50 per Mcfe. CONSOL's average price for natural gas was $2.18 per Mcf for the quarter and, including cash settlements from hedging, was $2.38 per Mcf. The average realized price for all liquids for the third quarter of 2017 was $20.77 per barrel.

CONSOL's weighted average differential from NYMEX in the third quarter of 2017 was negative $0.94 per MMBtu. CONSOL's average sales price for natural gas before hedging was $0.63 per Mcf lower than the $2.81 per Mcf reported for the second quarter of 2017. This decrease results primarily from a lower Henry Hub price coupled with a wider differential. Including the impact of cash settlements from hedging, the average sales price for natural gas was $0.04 per Mcf lower than the second quarter.

CONSOL continued to recover and sell discretionary ethane during the quarter. Directly-marketed ethane volumes were 637,000 barrels in the third quarter of 2017 and yielded a weighted average sales price that was $1.52 per MMBtu higher than CONSOL's residue natural gas alternative.

E&P Division Guidance:
CONSOL Energy maintains its E&P Division production guidance for 2017 of approximately 405-415 Bcfe and total E&P capital expenditures in 2017 of approximately $620-$645 million. For full year 2018, the company maintains production guidance of 520-550 Bcfe.

CONSOL Energy continued its programmatic hedge program to further build out NYMEX and basis hedges through 2021. Total hedged natural gas production in the 2017 fourth quarter is 83.1 Bcf. The annual gas hedge position is shown in the table below:

	2017	2018
Volumes Hedged (Bcf), as of 10/17/17	316.6*	333.3
*Includes actual settlements of 258.2 Bcf.

CONSOL Energy's hedged gas volumes include a combination of NYMEX financial hedges and index (NYMEX and basis) hedges and contracts. In addition, to protect the NYMEX hedge volumes from basis exposure, CONSOL enters into basis-only financial hedges and physical sales with fixed basis at certain sales points. CONSOL Energy's gas hedge position is shown in the table below:

	Q4 2017	2017	2018	2019	2020
NYMEX Only Hedges
Volumes (Bcf)	73.5	282.4	316.1	226.3	161.6
Average Prices ($/Mcf)	$3.16	$3.14	$3.14	$2.99	$2.89
Index Hedges and Contracts
Volumes (Bcf)	9.6	34.2	17.2	13.1	11.9
Average Prices ($/Mcf)	$3.01	$3.11	$2.62	$2.44	$2.27
Total Volumes Hedged (Bcf)[1]	83.1	316.6	333.3	239.4	173.5

NYMEX + Basis (fully-covered volumes)[2]
Volumes (Bcf)	81.7	311.3	333.3	239.1	166.2
Average Prices ($/Mcf)	$2.62	$2.59	$2.78	$2.69	$2.59
NYMEX Only Hedges Exposed to Basis
Volumes (Bcf)	1.4	5.3	—	0.3	7.3
Average Prices ($/Mcf)	$3.16	$3.14	$—	$2.99	$2.89
Total Volumes Hedged (Bcf)[1]	83.1	316.6	333.3	239.4	173.5
12018 excludes 9.1 Bcf of physical basis sales not matched with NYMEX hedges.
2Includes physical sales with fixed basis in Q4 2017, 2017, 2018, 2019, and 2020 of 19.1 Bcf, 64.0 Bcf, 97.5 Bcf, 103.9 Bcf, and 65.0 Bcf, respectively.

During the third quarter of 2017, CONSOL Energy added additional NYMEX natural gas hedges of 4.3 Bcf, 7.0 Bcf, 21.9 Bcf, and 94.1 Bcf for 2018, 2019, 2020, and 2021, respectively. To help mitigate basis exposure on NYMEX hedges, in the third quarter CONSOL added 1.4 Bcf, 34.4 Bcf, 37.7 Bcf, 41.4 Bcf, and 54.2 Bcf of basis hedges for 2017, 2018, 2019, 2020, and 2021, respectively.

Pennsylvania (PA) Mining Operations Division:

CONSOL Energy's PA Mining Operations sold 6.3 million tons in the 2017 third quarter, compared to 6.0 million tons during the year-earlier quarter. During the quarter, the average cost of coal sold increased slightly to $37.32 per ton, compared to $35.79 per ton in the year-earlier quarter.

Third Quarter Summary:
CNX Coal Resources LP ("CNXC") reported the following in its third quarter 2017 earnings press release, dated October 30, 2017: "The marketing team did an excellent job of communicating with our customers to make sure that shipments were managed to meet their requirements during the quarter when we were volume-constrained due to Enlow Fork geological conditions in July, and one idled Bailey longwall in September. The operations team added incremental shifts at other longwalls to make up for some of the lost production and we expect to do this in the fourth quarter as well. I am very pleased to announce that all of our longwalls resumed production in the first week of October, and we expect to meet our contractual obligations and previously-provided sales guidance for the full year."

During the quarter, on a total consolidated basis, PA Mining Operations Division generated $83 million of cash flow before capital expenditures.

PA MINING OPERATIONS RESULTS - Quarter-To-Quarter Comparison

	PA Mining Ops	PA Mining Ops	PA Mining Ops
	Quarter	Quarter	Quarter
	Ended	Ended	Ended
	September 30,	September 30,	June 30,
	2017	2016	2017

Beginning Inventory (millions of tons)	0.3	0.1	0.3
Coal Production (millions of tons)	6.1	6.2	6.8
Ending Inventory (millions of tons)	0.2	0.2	0.3
Sales - Company Produced (millions of tons)	6.3	6.0	6.8

Sales Per Ton	$44.16	$44.30	$44.75

Average Cost of Coal Sold Per Ton	$37.32	$35.79	$34.79

Average Margin Per Ton Sold	$6.84	$8.51	$9.96
Addback: DD&A Per Ton	$6.38	$6.50	$5.71
Average Margin Per Ton, before DD&A	$13.22	$15.01	$15.67
Cash Flow before Cap. Ex ($ MM)	$83	$90	$107
Note: The PA Mining Operations include Bailey, Enlow Fork, and Harvey mines. Total Production Costs per Ton include: operating and other costs, royalty and production taxes and depreciation, depletion and amortization. Sales tons times Average Margin Per Ton, before DD&A is meant to approximate the amount of cash generated by PA Mining Operations. This cash generation will be offset by maintenance of production (MOP) capital expenditures. Table may not sum due to rounding.

CONSOL Energy expects total consolidated PA Mining Operations annual sales to be approximately 26.0-27.0 million tons for 2017. Also, CONSOL Energy reduces total consolidated capital expenditures for PA Mining Operations to $92-$108 million for 2017.

2017 EBITDA Guidance by Segment:

(in millions)	E&P Division[1]	PA Mining Operations Division	Other	Total
Earnings Before Interest, Taxes and DD&A (EBITDA)	$615	$365	$(20)	$960
Adjustments:
Unrealized Gain on Commodity Derivative Instruments	(140)	-	-	(140)
Stock-Based Compensation	20	15	-	35
Adjusted EBITDA	$495	$380	$(20)	855
Noncontrolling Interest	-	$(40)	-	(40)
Adjusted EBITDA Attributable to CNX	$495	$340	$(20)	$815
Note: CONSOL Energy is unable to provide a reconciliation of projected Adjusted EBITDA to projected operating income, the most comparable financial measure calculated in accordance with GAAP, due to the unknown effect, timing and potential significance of certain income statement items. EBITDA guidance based on the midpoint of production guidance and assumes NYMEX as of 9/29/2017 of $3.14 + weighted average differential of ($0.61) per MMBtu.
1Includes forecasted Earnings of Equity Affiliates of $40 million in 2017 associated with CONSOL Energy's proportionate share of ownership in CONE Midstream Partners LP and CONE Gathering LLC. This income is reflected within Miscellaneous Other Income in the CNX income statement.

Liquidity:
As of September 30, 2017, CONSOL Energy had $1,967.9 million in total liquidity, which is comprised of $282.1 million of cash, excluding the CNXC cash balance, and $1,685.8 million available to be borrowed under its $2.0 billion bank facility. In addition, CONSOL holds 16.6 million CNXC limited partnership units with an aggregated current market value of approximately $247 million and 21.7 million CONE Midstream Partners LP ("CNNX") limited partnership units with a current market value of approximately $357 million, in each case as of October 16, 2017.

CONSOL Energy's net leverage ratio at the end of the quarter was 2.8x, which is an improvement of 0.2x and 1.1x compared to 3.0x at June 30, 2017 and 3.9x at December 31, 2016, respectively. Financial performance from operations along with asset sales and debt reduction drove the decrease in leverage. Lastly, following the end of the third quarter, the company’s $2.0 billion bank facility borrowing base was reaffirmed.

About CONSOL
CONSOL Energy Inc. (NYSE: CNX) is a Pittsburgh-based energy producer, and one of the largest independent natural gas exploration, development and production companies, with operations centered in the major shale formations of the Appalachian basin. The company deploys an organic growth strategy focused on developing its substantial resource base. As of December 31, 2016, CONSOL Energy had 6.3 trillion cubic feet equivalent of proved natural gas reserves.  CONSOL Energy is a member of the Standard & Poor's Midcap 400 Index.  Additional information may be found at www.consolenergy.com.

Important Information about Company Names and Stock Trading Symbols
Effective November 28, 2017, the company known as CONSOL Energy Inc. (NYSE: CNX) expects to separate its gas business (GasCo or RemainCo) and its coal business (CoalCo or SpinCo) into two independent, publicly traded companies by means of a separation of CoalCo from RemainCo.

•
The gas business will be named CNX Resources Corporation (RemainCo, GasCo or CNX) and will continue to be listed on the New York Stock Exchange (NYSE), retaining the ticker symbol “CNX”. After the spin-off occurs, information regarding CNX and its natural gas business will be available at www.cnx.com.

•
The coal business will be named CONSOL Energy Inc. (SpinCo, CoalCo or CONSOL) and will be listed on the NYSE under a new ticker symbol: “CEIX”. CoalCo will own, operate and develop all of the company’s coal assets, including its interest in the Pennsylvania Mining Complex, the Baltimore Marine Terminal, and approximately 1.6 billion tons of greenfield coal reserves. After the spin-off occurs, information regarding the new CONSOL Energy and its coal business will be available at www.consolenergy.com.

•
The master limited partnership that is currently named CNX Coal Resources LP (NYSE:  CNXC) will change its name to CONSOL Coal Resources LP and will trade on the NYSE under a new ticker symbol: “CCR”. CoalCo will own 100% of the general partner of CONSOL Coal Resources LP (representing a 1.7% general partner interest), as well as all of the incentive distribution rights and the common and subordinated interests in CNX Coal Resources LP that are currently owned by CONSOL Energy Inc. After the spin-off occurs, information regarding CONSOL Coal Resources LP will be available at www.ccrlp.com

Non-GAAP Financial Measures
Definition: EBIT is defined as earnings before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Adjusted EBITDA is defined as EBITDA after adjusting for the discrete items listed below. Although EBIT, EBITDA, and Adjusted EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that they are useful to an investor in evaluating CONSOL Energy because they are widely used to evaluate a company's operating performance. We exclude stock-based compensation from Adjusted EBITDA because we do not believe it accurately reflects the actual operating expense incurred during the relevant period and may vary widely from period to period irrespective of operating results. Investors should not view these metrics as a substitute for measures of performance that are calculated in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT, EBITDA, or Adjusted EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies.

Reconciliation of EBIT, EBITDA and Adjusted EBITDA to financial net income attributable to CONSOL Energy Shareholders is as follows (dollars in 000):

	Three Months Ended
	September 30,
	2017	2017	2017	2017	2016
Dollars in thousands	E&P Division	PA Mining Operations Division	Other[1]	Total Company	Total Company
Net Income (Loss)	$20,226	$21,011	$(66,888)	$(25,651)	$27,593

Less: Loss from Discontinued Operations	—	—	—	—	34,975
Add: Interest Expense	575	2,164	38,763	41,502	47,317
Less: Interest Income	(3)	—	(1,303)	(1,306)	(214)
Add: Income Taxes	—	—	26,758	26,758	52,858
Earnings Before Interest & Taxes (EBIT)	20,798	23,175	(2,670)	41,303	162,529

Add: Depreciation, Depletion & Amortization	101,585	41,638	5,545	148,768	151,712

Earnings Before Interest, Taxes and DD&A (EBITDA) from Continuing Operations	$122,383	$64,813	$2,875	$190,071	$314,241

Adjustments:
Unrealized Gain on Commodity Derivative Instruments	(1,512)	—	—	(1,512)	(159,555)
Gain on Asset Sales	(11,557)	—	(18,758)	(30,315)	—
Severance Expense	348	4,563	509	5,420	229
Other Transaction Fees	—	—	6,387	6,387	—
Loss on Debt Extinguishment	—	—	2,019	2,019	—
Stock-Based Compensation	4,788	5,882	798	11,468	7,771
Pension Settlement	—	—	—	—	3,651
Lease Expirations	—	—	—	—	—
Coal Contract Buyout	—	(8,410)	—	(8,410)	—
Total Pre-tax Adjustments	(7,933)	2,035	(9,045)	(14,943)	(147,904)

Adjusted EBITDA from Continuing Operations	$114,450	$66,848	$(6,170)	$175,128	$166,337

Less: Adjusted EBITDA Attributable to Noncontrolling Interest[2]	—	7,065	—	7,065	8,812

Adjusted EBITDA Attributable to Continuing Operations	$114,450	$59,783	$(6,170)	$168,063	$157,525
Note: Income tax effect of Total Pre-tax Adjustments was $5,530 and $48,784 for the three months ended September 30, 2017 and September 30, 2016, respectively. Adjusted net income attributable to CONSOL Energy Shareholders for the three months ended September 30, 2017 is calculated as GAAP net loss attributable to CONSOL Energy Shareholders of $26,441 less total pre-tax adjustments from the above table of $14,943, plus the associated tax expense of $5,530 equals the adjusted net loss attributable to CONSOL Energy Shareholders of $35,854.
1CONSOL Energy's Other Division includes expenses from various other corporate and diversified business unit activities including legacy liabilities costs and income tax expense that are not allocated to E&P or PA Mining Operations Divisions.
2Adjusted EBITDA Attributable to Noncontrolling Interest for the three months ended September 30,2017 is Net Income Attributable to Noncontrolling interest of $790 plus Depreciation, Depletion and Amortization of $4,640, plus Interest Expense of $1,077, plus Stock-based compensation of $558.

Adjusted EBITDA Attributable to Noncontrolling Interest for the three months ended September 30,2016 is Net Income Attributable to Noncontrolling interest of $2,248 plus Depreciation, Depletion and Amortization of $5,233, plus Interest Expense of $1,098 plus Stock-based compensation of $233.

Free cash flow and organic free cash flow from continuing operations are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews cash flows generated from operations and non-core asset sales after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand CONSOL’s asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow and organic free cash flow from continuing operations do not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Organic Free Cash Flow from Continuing Operations	Three Months Ended September 30, 2017
Net Cash Provided by Continuing Operations	$178,667

Capital Expenditures	(177,294)
Net Distributions from Equity Affiliates	10,920
Organic Free Cash Flow from Continuing Operations	$12,293

Free Cash Flow	Three Months Ended September 30, 2017
Net Cash Provided by Operating Activities	$178,328

Capital Expenditures	(177,294)
Net Distributions from Equity Affiliates	10,920
Proceeds From Sales of Assets	81,727
Free Cash Flow	$93,681

Cautionary Statements
Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements under federal securities laws including Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words "believe," "intend," "expect," "may," "should," "anticipate," "could," "estimate," "plan," "predict," "project," “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release, if any, speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: uncertainties as to the timing of the separation and whether it will be completed; the possibility that various closing conditions for the separation (as set forth in the information statement attached as an exhibit to the Form 10 filed with the SEC by CONSOL Mining Corporation, as amended) may not be satisfied; the impact of the separation on our business; the expected tax treatment of the separation; the risk that the coal and natural gas exploration and production businesses will not be separated successfully or such separation may be more difficult, time-consuming or costly than expected, which could result in additional demands on our resources, systems, procedures and controls, disruption of our ongoing business and diversion of management's attention from other business concerns; competitive responses to the separation; deterioration in economic conditions in any of the industries in which our customers operate may decrease demand for our products, impair our ability to collect customer receivables and impair our ability to access capital; prices for natural gas, natural gas and other liquids and coal are volatile and can fluctuate widely based upon a number of factors beyond our control including oversupply relative to the demand available for our products, weather and the price and availability of alternative fuels; an extended decline in the prices we receive for our natural gas, natural gas liquids and coal affecting our operating results and cash flows; foreign currency fluctuations could adversely affect the competitiveness of our coal and natural gas liquids abroad; our customers extending existing contracts or entering into new long-term contracts for coal on favorable terms; our reliance on major customers; our inability to collect payments from customers if their creditworthiness declines or if they fail to honor their contracts; the disruption of rail, barge, gathering, processing and transportation facilities and other systems that deliver our natural gas, natural gas liquids and coal to market; a loss of our competitive position because of the competitive nature of the natural gas and coal industries, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion emissions; the impact of potential, as well as any adopted environmental regulations including any relating to greenhouse gas emissions on our operating costs as well as on the market for natural gas and coal and for our securities; the risks inherent in natural gas and coal operations, including our reliance upon third party contractors, being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, explosions, accidents and weather conditions which could impact financial results; decreases in the availability of, or increases in, the price of commodities or capital equipment used in our mining and transportation operations; obtaining and renewing governmental permits and approvals for our natural gas and coal operations; the effects of government regulation on the discharge into the water or air, and the disposal and clean-up of, hazardous substances and wastes generated during our natural gas and coal operations; our ability to find adequate water sources for our use in natural gas drilling, or our ability to dispose of water used or removed from strata in connection with our natural gas operations at a reasonable cost and within applicable environmental rules; the effects of stringent federal and state employee health and safety regulations, including the ability of regulators to shut down our operations; the potential for liabilities arising from environmental contamination or alleged environmental contamination in connection with our past or current natural gas and coal operations; the effects of mine closing, reclamation, gas well closing and certain other liabilities; uncertainties in estimating our economically recoverable natural gas, oil and coal reserves; defects may exist in our chain of title and we may incur additional costs associated with perfecting title for natural gas and coal rights on some of our properties or failing to acquire these additional rights may result in a reduction of our estimated reserves; the outcomes of various legal proceedings, which are more fully described in our reports filed under the Securities Exchange Act of 1934; exposure to employee-related long-term liabilities; acquisitions and divestitures we anticipate may not occur or produce anticipated benefits; our participation in joint ventures may restrict our operational and corporate flexibility, and actions taken by a joint venture partner may impact our financial position and operational results; risks associated with our debt; replacing our natural gas and oil reserves, which if not replaced, will cause our natural gas and oil reserves and production to decline; declines in our borrowing base could occur for a variety of reasons, including lower natural gas or oil prices, declines in natural gas and oil proved reserves, and lending regulations requirements or regulations; our hedging activities may prevent us from benefiting from near-term price increases and may expose us to other risks; changes in federal or state income tax laws, particularly in the area of percentage depletion and intangible drilling costs, could cause our financial position and profitability to deteriorate; failure to appropriately allocate capital and other resources among our strategic opportunities may adversely affect our financial condition; failure by Murray Energy to satisfy liabilities it acquired from us, or failure to perform its obligations under various arrangements, which we guaranteed, could materially or adversely affect our results of operations, financial position, and cash flows; information theft, data corruption, operational disruption and/or financial loss resulting from a terrorist attack or cyber incident; operating in a single geographic area; certain provisions in our multi-year coal sales contracts may provide limited protection during adverse economic conditions, and may result in economic penalties or permit the customer to terminate the contract; a majority of our common units in CNX Coal Resources LP and CONE Midstream Partners LP are subordinated, and we may not receive distributions from CNX Coal Resources LP or CONE Midstream Partners LP; with respect to the sale of the Buchanan and Amonate mines and other coal assets to Coronado IV LLC - disruption to our business, including customer, employee and supplier relationships resulting from this transaction, and the impact of the transaction on our future operating results; with respect to the termination of the joint venture with Noble - disruption to our business, including customer and supplier relationships resulting from this transaction, and the impact of the transaction on our future operating and financial results and liquidity; other factors discussed in the 2016 Form 10-K under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission. We disclaim any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable, and possible oil and gas reserves that a company anticipates as of a given date to be economically and legally producible and deliverable by application of development projects to known accumulations. We may use certain terms in this press release, such as EUR (estimated ultimate recovery), unproved reserves and total resource potential, that the SEC's rules strictly prohibit us from including in filings with the SEC. These measures are by their nature more speculative than estimates of reserves prepared in accordance with SEC definitions and guidelines and accordingly are less certain. We also note that the SEC strictly prohibits us from aggregating proved, probable and possible reserves in filings with the SEC due to the different levels of certainty associated with each reserve category.

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities of CNX Coal Resources LP.

Contacts:
Investor:     Tyler Lewis, at (724) 485-3157

Media:     Brian Aiello, at (724) 485-3078

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)	Three Months Ended		Nine Months Ended
(Unaudited)	September 30,		September 30,
Revenues and Other Income:	2017	2016	2017	2016
Natural Gas, NGLs and Oil Sales	$234,443	$205,913	$812,511	$555,101
Gain on Commodity Derivative Instruments	19,183	198,192	80,508	53,872
Coal Sales	279,245	267,685	899,400	744,411
Other Outside Sales	16,959	4,714	45,986	20,687
Purchased Gas Sales	13,384	12,086	32,678	28,633
Freight-Outside Coal	21,803	9,392	51,847	33,949
Miscellaneous Other Income	41,036	32,393	115,669	114,159
Gain on Sale of Assets	45,230	15,203	197,343	13,541
Total Revenue and Other Income	671,283	745,578	2,235,942	1,564,353
Costs and Expenses:
Exploration and Production Costs
Lease Operating Expense	21,754	22,602	64,459	73,996
Transportation, Gathering and Compression	98,768	94,796	279,699	279,753
Production, Ad Valorem, and Other Fees	5,919	9,027	19,854	23,732
Depreciation, Depletion and Amortization	101,585	101,257	288,220	312,122
Exploration and Production Related Other Costs	4,479	384	33,980	5,036
Purchased Gas Costs	13,142	11,940	32,231	28,692
Other Corporate Expenses	26,844	21,760	68,172	65,980
Impairment of Exploration and Production Properties	—	—	137,865	—
Selling, General, and Administrative Costs	20,328	26,198	62,490	74,067
Total Exploration and Production Costs	292,819	287,964	986,970	863,378
PA Mining Operations Costs
Operating and Other Costs	207,772	182,717	608,678	521,277
Depreciation, Depletion and Amortization	41,638	42,370	125,341	125,334
Freight Expense	21,803	9,392	51,847	33,949
Selling, General, and Administrative Costs	18,664	7,653	50,637	20,207
Total PA Mining Operations Costs	289,877	242,132	836,503	700,767
Other Costs
Miscellaneous Operating Expense	35,518	39,658	117,007	126,580
Selling, General, and Administrative Costs	2,896	4,996	9,182	11,124
Depreciation, Depletion and Amortization	5,545	8,085	1,047	4,463
Loss on Debt Extinguishment	2,019	—	1,233	—
Interest Expense	41,502	47,317	129,367	144,609
Total Other Costs	87,480	100,056	257,836	286,776
Total Costs And Expenses	670,176	630,152	2,081,309	1,850,921
Earnings (Loss) From Continuing Operations Before Income Tax	1,107	115,426	154,633	(286,568)
Income Tax Expense (Benefit)	26,758	52,858	39,962	(71,798)
(Loss) Income From Continuing Operations	(25,651)	62,568	114,671	(214,770)
Loss From Discontinued Operations, net	—	(34,975)	—	(322,747)
Net (Loss) Income	(25,651)	27,593	114,671	(537,517)
Less: Net Income Attributable to Noncontrolling Interest	790	2,248	10,567	4,541
Net (Loss) Income Attributable to CONSOL Energy Shareholders	$(26,441)	$25,345	$104,104	$(542,058)

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (CONTINUED)

(Dollars in thousands, except per share data)	Three Months Ended		Nine Months Ended
(Unaudited)	September 30,		September 30,
(Loss) Earnings Per Share	2017	2016	2017	2016
Basic
(Loss) Income from Continuing Operations	$(0.11)	$0.26	$0.45	$(0.96)
Loss from Discontinued Operations	—	(0.15)	—	(1.40)
Total Basic (Loss) Earnings Per Share	$(0.11)	$0.11	$0.45	$(2.36)
Dilutive
(Loss) Income from Continuing Operations	$(0.11)	$0.26	$0.45	$(0.96)
Loss from Discontinued Operations	—	(0.15)	—	(1.40)
Total Dilutive (Loss) Earnings Per Share	$(0.11)	$0.11	$0.45	$(2.36)

Dividends Declared Per Share	$—	$—	$—	$0.0100

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended		Nine Months Ended
(Dollars in thousands)	September 30,		September 30,
(Unaudited)	2017	2016	2017	2016
Net (Loss) Income	$(25,651)	$27,593	$114,671	$(537,517)
Other Comprehensive Income (Loss) :
Actuarially Determined Long-Term Liability Adjustments (Net of tax: ($2,034), ($1,043), ($6,121), ($5,369))	3,464	1,305	10,430	6,866
Reclassification of Cash Flow Hedges from OCI to Earnings (Net of tax: $7,139, $19,284)	—	(12,458)	—	(33,475)

Other Comprehensive Income (Loss)	3,464	(11,153)	10,430	(26,609)

Comprehensive (Loss) Income	(22,187)	16,440	125,101	(564,126)

Less: Comprehensive Income Attributable to Noncontrolling Interest	779	2,248	10,533	4,541

Comprehensive (Loss) Income Attributable to CONSOL Energy Inc. Shareholders	$(22,966)	$14,192	$114,568	$(568,667)

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Dollars in thousands)	September 30, 2017	December 31, 2016
ASSETS
Current Assets:
Cash and Cash Equivalents	$285,708	$60,475
Accounts and Notes Receivable:
Trade	193,778	220,222
Other Receivables	77,746	69,901
Inventories	63,182	65,461
Recoverable Income Taxes	105,432	116,851
Prepaid Expenses	79,437	93,146
Current Assets of Discontinued Operations	—	83
Total Current Assets	805,283	626,139
Property, Plant and Equipment:
Property, Plant and Equipment	13,738,388	13,771,388
Less—Accumulated Depreciation, Depletion and Amortization	5,939,426	5,630,949
Total Property, Plant and Equipment—Net	7,798,962	8,140,439
Other Assets:
Deferred Income Taxes	—	4,290
Investment in Affiliates	190,154	190,964
Other	185,169	222,149
Total Other Assets	375,323	417,403
TOTAL ASSETS	$8,979,568	$9,183,981

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Dollars in thousands, except per share data)	September 30, 2017	December 31, 2016
LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$303,196	$241,616
Current Portion of Long-Term Debt	10,971	12,000
Other Accrued Liabilities	540,672	680,348
Current Liabilities of Discontinued Operations	5,353	6,050
Total Current Liabilities	860,192	940,014
Long-Term Debt:
Long-Term Debt	2,500,782	2,722,995
Capital Lease Obligations	31,530	39,074
Total Long-Term Debt	2,532,312	2,762,069
Deferred Credits and Other Liabilities:
Deferred Income Taxes	44,720	—
Postretirement Benefits Other Than Pensions	649,565	659,474
Pneumoconiosis Benefits	106,837	108,073
Mine Closing	198,764	218,631
Gas Well Closing	223,446	223,352
Workers’ Compensation	66,165	67,277
Salary Retirement	100,510	112,543
Other	125,822	151,660
Total Deferred Credits and Other Liabilities	1,515,829	1,541,010
TOTAL LIABILITIES	4,908,333	5,243,093
Stockholders’ Equity:
Common Stock, $.01 Par Value; 500,000,000 Shares Authorized, 230,090,909 Issued and Outstanding at September 30, 2017; 229,443,008 Issued and Outstanding at December 31, 2016	2,305	2,298
Capital in Excess of Par Value	2,486,071	2,460,864
Preferred Stock, 15,000,000 shares authorized, None issued and outstanding	—	—
Retained Earnings	1,825,547	1,727,789
Accumulated Other Comprehensive Loss	(382,092)	(392,556)
Total CONSOL Energy Inc. Stockholders’ Equity	3,931,831	3,798,395
Noncontrolling Interest	139,404	142,493
TOTAL EQUITY	4,071,235	3,940,888
TOTAL LIABILITIES AND EQUITY	$8,979,568	$9,183,981

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(Dollars in thousands)	Common Stock	Capital in Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Loss	Total CONSOL Energy Inc. Stockholders’ Equity	Non- Controlling Interest	Total Equity
Balance at December 31, 2016	$2,298	$2,460,864	$1,727,789	$(392,556)	$3,798,395	$142,493	$3,940,888
(Unaudited)
Net Income	—	—	104,104	—	104,104	10,567	114,671
Other Comprehensive Income (Loss) (Net of ($6,121) Tax)	—	—	—	10,464	10,464	(34)	10,430
Comprehensive Income	—	—	104,104	10,464	114,568	10,533	125,101
Issuance of Common Stock	7	852	—	—	859	—	859
Treasury Stock Activity	—	—	(6,346)	—	(6,346)	(1,009)	(7,355)
Amortization of Stock-Based Compensation Awards	—	24,355	—	—	24,355	3,790	28,145
Distributions to Noncontrolling Interest	—	—	—	—	—	(16,403)	(16,403)
Balance at September 30, 2017	$2,305	$2,486,071	$1,825,547	$(382,092)	$3,931,831	$139,404	$4,071,235

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)	Three Months Ended		Nine Months Ended
(Unaudited)	September 30,		September 30,
Cash Flows from Operating Activities:	2017	2016	2017	2016
Net (Loss) Income	$(25,651)	$27,593	$114,671	$(537,517)
Adjustments to Reconcile Net (Loss) Income to Net Cash Provided By Operating Activities:
Net Loss from Discontinued Operations	—	34,975	—	322,747
Depreciation, Depletion and Amortization	148,768	151,712	414,608	441,919
Impairment of Exploration and Production Properties	—	—	137,865	—
Stock-Based Compensation	11,468	7,771	28,145	23,825
Gain on Sale of Assets	(45,230)	(15,203)	(197,343)	(13,541)
Loss on Debt Extinguishment	2,019	—	1,233	—
Gain on Commodity Derivative Instruments	(19,183)	(198,192)	(80,508)	(53,872)
Net Cash Received (Paid) in Settlement of Commodity Derivative Instruments	17,671	38,637	(61,717)	203,303
Deferred Income Taxes	25,600	51,650	42,888	(72,866)
Equity in Earnings of Affiliates	(12,425)	(15,355)	(34,810)	(41,239)
Return on Equity Investment	—	13,076	—	22,268
Changes in Operating Assets:
Accounts and Notes Receivable	22,334	(13,546)	18,231	4,555
Inventories	11,772	12,116	1,974	4,169
Prepaid Expenses	(9,646)	24,287	1,869	71,423
Changes in Other Assets	11,705	1,057	37,357	(14,241)
Changes in Operating Liabilities:
Accounts Payable	21,176	33,139	23,700	(10,985)
Accrued Interest	32,537	36,792	31,093	35,985
Other Operating Liabilities	(5,394)	(7,301)	(13,423)	(21,370)
Changes in Other Liabilities	(9,890)	(17,963)	(31,221)	(2,620)
Other	1,036	2,290	38,226	11,937
Net Cash Provided by Continuing Operating Activities	178,667	167,535	472,838	373,880
Net Cash (Used in) Provided by Discontinued Operating Activities	(339)	(4,626)	(614)	14,427
Net Cash Provided by Operating Activities	178,328	162,909	472,224	388,307
Cash Flows from Investing Activities:
Capital Expenditures	(177,294)	(64,132)	(450,620)	(179,389)
Proceeds from Sales of Assets	81,727	20,693	426,878	38,977
Net Distributions from (Investments in) Equity Affiliates	10,920	1,023	35,620	(4,555)
Net Cash (Used in) Provided by Continuing Investing Activities	(84,647)	(42,416)	11,878	(144,967)
Net Cash (Used in) Provided by Discontinued Investing Activities	—	(28,260)	—	366,251
Net Cash (Used in) Provided by Investing Activities	(84,647)	(70,676)	11,878	221,284
Cash Flows from Financing Activities:
Payments on Short-Term Borrowings	—	(112,000)	—	(598,000)
Payments on Miscellaneous Borrowings	(2,971)	(1,763)	(8,944)	(6,222)
Payments on Long-Term Notes	(96,543)	—	(213,728)	—
Net (Payments on) Proceeds from Revolver - CNX Coal Resources LP	(2,000)	10,000	(13,000)	23,000
Distributions to Noncontrolling Interest	(5,468)	(5,416)	(16,403)	(16,241)
Dividends Paid	—	—	—	(2,294)
Issuance of Common Stock	136	—	859	4
Treasury Stock Activity	(262)	(12)	(7,355)	(1,669)
Debt Repurchase and Financing Fees	—	(482)	(298)	(482)
Net Cash Used in Continuing Financing Activities	(107,108)	(109,673)	(258,869)	(601,904)
Net Cash Provided by (Used in) Discontinued Financing Activities	—	61	—	(14)
Net Cash Used in Financing Activities	(107,108)	(109,612)	(258,869)	(601,918)
Net (Decrease) Increase in Cash and Cash Equivalents	(13,427)	(17,379)	225,233	7,673
Cash and Cash Equivalents at Beginning of Period	299,135	97,626	60,475	72,574
Cash and Cash Equivalents at End of Period	$285,708	$80,247	$285,708	$80,247